Exhibit 10.13

FIRST AMENDMENT TO SEVERANCE AGREEMENT

THIS FIRST AMENDMENT TO SEVERANCE AGREEMENT (this “Amendment”), is entered into by and between SomaLogic, Inc. (the “Company”), and Larry Gold (the “Employee”).

WHEREAS, the Company and the Employee entered into a Severance Agreement effective September 1, 2020 (the “Agreement”);

WHEREAS, the Company and the Employee now wish to amend the Agreement to revise several of the Agreement’s terms and incorporate additional terms;

WHEREAS, the Effective Date of this Amendment shall be December 4, 2020.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Employee agree as follows:

The following provisions are hereby incorporated into the Agreement, and to the extent there are any conflicts between the terms of the Agreement and the terms of this Amendment, this Amendment will control:

General

Employee hereby confirms his resignation from the board of directors (the “Board”) of the Company effective November 20, 2020.

Employee has confirmed this in a separate letter he has previously sent to the Company.

Term

The term of this Amendment shall be effective December 4, 2020 (the “Effective Date”) and continue until June 30, 2023 (the “Term”), unless Employee is earlier terminated for Cause (as defined in Employee’s existing Severance Agreement and as supplemented and modified hereby), provided that:

•  During the period beginning on the Effective Date through December 31, 2021, Employee will serve as an employee of the Company (the “Employee Term”)

•  During the period beginning on January 1, 2022 through June 30, 2023, Employee will serve as a consultant (the “Consulting Term”) pursuant to the terms of a Consulting Services Agreement, attached as Exhibit 1 to this Amendment

•  If the Company in its discretion determines to do so, in the event the Company is initiating an IPO or SPAC transaction, the Company may terminate the Employee Term sooner than December 31, 2021 and, in such event, the Consulting Term shall immediately commence, unless the termination of the Employee Term is for Cause.

1

Title	Chairman Emeritus and Founder
Board Observer Rights Through 12/31/2021

•   Employee shall be entitled to attend all meetings of the Board through 12/31/21, other than those held in executive session unless invited

•   Employee shall be entitled to receive all Board materials other than privileged materials and materials designated by the Board as highly confidential or sensitive

•   Employee will be subject to the same nondisclosure / confidentiality covenants that apply from time to time to other members of the Board and/or to other employees and/or to other persons invited to attend Board meetings and receive Board materials

Duties

Employee’s duties and responsibilities during the Term shall include (if requested by the Company): (i) assisting the Company in efforts to achieve pharmaceutical sales goals; (ii) providing assistance with respect to SomaScanDirect; (iii) providing assistance to establish Gates Foundation or other COVID-19 initiatives; (iv) providing assistance to establish a Rare Disease Initiative; (v) providing assistance in the research and development aspects of establishing a Protein Knowledge Base; (vi) discussions of financings, collaborations and/or the efforts of various internal committees and (vii) such other matters requested of Employee and commensurate with his experience and position.

For the purpose of carrying out such duties and responsibilities, Employee shall be permitted to submit for a budget of up to $2 million, which budget shall be reviewed through the Company’s regular budgetary process, and all expenditures shall similarly be subject to the Company’s regular approval and authority process and may be granted or approved by the Company in the Company’s sole discretion.

Employee shall report to the CEO, the CTO, and such other senior executive officers as the Company may designate.

2

Scope of Authority	Employee shall have no authority to bind, commit or obligate the Company as to any matter. Employee shall not conduct any capital markets, joint venture, M&A or other discussions or activities on behalf of the Company unless authorized in writing to do so. Any violation of these provisions shall constitute Cause for termination.
Compensation

•   During the Employee Term, base salary equal to $475,000 per annum, subject to applicable withholding, paid in accordance with the Company’s regular payroll practices

•    During the Consulting Term, a monthly payment equal to $39,583, not subject to withholding except as required by applicable law

•    All amounts are pro-rated for any partial month

Bonus Opportunity

Eligible to earn a target annual bonus equal to $200,000 (40% of $475,000) for each of calendar years 2020 and 2021, which actual bonus amounts will be generally based on the performance metrics and conditions that apply to other senior executives of the Company and as determined by the Board in its sole discretion. Bonuses, if awarded, shall be pro-rated for any partial year of service.

Equity Award

As of the Effective Date, the employee’s stock options granted on September 1, 2020 shall be deemed fully vested, and shall remain outstanding for the duration of the original 10-year term ending on August 31, 2030.

Loan Assistance

The Company will in good faith seek to assist Employee in obtaining a loan in the principal amount of $6 million no later than February 1, 2021, on terms mutually acceptable to Employee and the Lender. The Company shall not be obligated to become the Lender. In the event the Company does become the Lender, the Company shall in its sole discretion and in good faith consider forgiveness of some portion of the loan. Employee covenants not to assert any claims against the Company or its affiliates in connection with these provisions and agrees that the Company shall have no liability to Employee in the event a Loan is not obtained or a Loan is available but such Loan is not on terms acceptable to Employee.

3

Benefits; Work Location/ Administrative Assistance

Consistent with what the Company generally makes available to its other senior executives, to be provided throughout the Employee Term. The Company’s health insurance plan currently does not permit participation by consultants. Accordingly, during any Consulting Term, the Company will reimburse Employee or pay on his behalf any COBRA payments he elects to make in order to continue health insurance coverage.

During the Term, Employee shall be entitled to work out of the Mapleton office and to receive part-time administrative assistance from Alicia Hodnefield or another assistant as mutually selected by Employee and the Company.

Severance

If Employee is terminated by the Company other than for Cause as defined in his current Severance Agreement and as modified hereby, subject to execution and delivery to the Company of a general release (a draft of which is attached as Exhibit 2 to this Amendment), Employee shall be entitled to salary continuation/consultant fee continuation that would have been payable to Employee in respect of the remainder of the Term.  If either the Employee Term or the Consulting Term is terminated due to Employee’s death or Disability, as defined in the existing Severance Agreement, neither Employee nor his estate will be entitled to salary continuation/consultant fee continuation that would have been payable to Employee in respect of the remainder of the Term.

Release of Claims

In consideration of the Company’s agreements set forth in this Amendment, Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, and any other related persons or entities (the “Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts, or facts that have occurred up until and including the date on which this Agreement has been fully executed and delivered.

In consideration of the Employee’s agreements set forth in this Amendment, the Company hereby and forever releases the Employee from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind. The foregoing release of Employee shall be limited to claims which are presently known to the Company as of the date on which this Agreement has been fully executed and delivered. In addition, in the event Employee asserts any claims against any of the Releasees, the release of claims in favor of Employee shall be of no force and effect and the Company shall be permitted to assert any otherwise released claims against Employee.

4

Restrictive Covenants

Employee shall be subject to the same restrictive covenants and confidentiality obligations as set forth in Employee’s existing IP/confidentiality agreements and the Severance Agreement which are hereby reaffirmed and incorporated into this Amendment. None of the Employee’s obligations arising under such existing agreements are modified, released or discharged as a consequence of this Agreement or the Release of Claims set forth above.

Indemnification

The Release of Claims by the Company to Employee shall exclude and preserve rights to indemnification under the terms of the Company’s charter and bylaws and under the Company’s D&O insurance policy. The Company shall request its D&O insurer to name Employee as an “additional insured” party under the policy for so long as Employee is continuing to provide services to the Company, provided that there is no additional cost to the Company, and provided further that the Company shall have no liability to Employee in the event the insurer declines to do so.

Non-Disparagement

Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services.  Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Releasees via the Internet or any news media.   The Company agrees that it will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Employee.  The Company further agrees and warrants that the Company will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Employee via the Internet or any news media.

Attorneys’ Fees

The Company shall reimburse Employee (or pay directly) for all attorney’s fees and advisory fees incurred by Employee in connection with the negotiation and execution of this Amendment (including the attachments hereto). Such reimbursement shall not exceed $75,000. Employee understands and agrees that the amount of such reimbursement may be subject to withholding and payroll taxes.

Except as herein amended, the Agreement is hereby ratified and confirmed.

SOMALOGIC, INC.

By:	/s/ Melody Harris
Melody Harris, President

Date:	3-9-21

By:	/s/ Larry Gold
Larry Gold

Date:	3-12-21

5

Exhibit 1 to Gold Amendment

Consulting Services Agreement

This Consulting Services Agreement (the “Consulting Agreement”), is by and between, SomaLogic, Inc., (hereinafter the “Company”) and Larry Gold (hereinafter the “Consultant”).

WHEREAS, Company finds that Consultant is willing to perform certain work hereinafter described in accordance with the provisions of this Consulting Agreement; and

WHEREAS, Consultant will perform the work in furtherance of Company’s business.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.	TERM and SERVICES.

1.1 Term. The term of this Consulting Agreement shall begin on January 1, 20221 and, unless terminated sooner pursuant to Paragraph 1.10, below, shall extend until June 30, 2023 (hereinafter referred to as the “Term”).

1.2 Scope of Engagement. Company hereby shall engage Consultant in such projects as shall mutually be agreed to by Consultant and Company consistent with past practices.

1.3 Services. The Services to be provided by Consultant will be performed by Larry Gold in a workmanlike manner and in accordance with the Company’s specifications, as they may be in effect from time to time. Consultant will (a) not designate anyone other than the individual set forth above to provide the Services, (b) perform and complete the Services in a timely manner, (c) use its best efforts to perform the Services specified in this document, (d) perform the Services safely, promptly, properly, efficiently, and (e) in accordance with the best practices in the industry and all applicable laws and regulations.

1.4 Work Product. All work product developed, derived or created in connection with the Services (including, but not limited to, any related patent, copyright, trademark, trade secrets or other property rights) (“Work Product”) will be considered work made for hire owned by the Company. In the event that any Work Product cannot be considered work made for hire under applicable law, Consultant grants, transfers and assigns to Company all right, title and interest in and to the Work Product. Consultant agrees that all Work Product and all other documents, materials, information, and the like provided to Consultant by Company or used or acquired by Consultant in performance of the Services (“Items”) are Company’s exclusive property and Consultant will deliver such items to Company upon completion of the Services, upon demand by Company or upon termination of this Consulting Agreement. Consultant will not retain any of the Items or any copies, extracts or notes pertaining to the Items.

[1]	If the Company in its discretion determines to do so, the Company may terminate the Employee Term sooner than December 31, 2021 and, in such event, the Consulting Term shall immediately commence, unless the termination of the Employee Term is for Cause.

Exhibit 1 to Gold Amendment

1.5 Independent Contractor Status.

a.	Consultant represents and warrants that Consultant is engaged in the independent business of consulting and Consultant understands and acknowledges that Consultant is being retained and engaged by the Company only for the purposes and to the extent set forth in this Consulting Agreement. Consultant’s relation to Company and any of its affiliates shall, at all times during the term of this Consulting Agreement, be that of an independent contractor and not an employee, agent, partner or engaged in a joint venture with Company, for all purposes including, but not limited to Federal and state tax purposes.

b.	Notwithsthanding the foregoing, if the Company determines in good faith that the relationship between the parties may not qualify as an independent contractor relationship, the Company shall be permitted to treat Larry Gold as an employee and withhold such payroll taxes and other amounts as Company deems appropriate, and the provisions of Paragraph 1.5(a), 1.6, 1.7 and 1.8 shall be of no force and effect.

c.	Consultant agrees that during the Term of the Consulting Agreement he shall not provide any services to any person or entity that is in competition with the Company, and he shall promptly disclose to the Company all persons and entities to whom he is providing services.

1.6 Taxes. Federal, state or local income tax or payroll tax of any kind shall not be withheld or paid by Company on behalf of Consultant. Consultant further understands that he/she will be liable for its own Federal, state and local income taxes and Federal self-employment tax relating to income received under this Consulting Agreement. Company will not: withhold FICA (Social Security) from Consultant’s payments; make State or Federal unemployment insurance contributions on Consultant’s behalf; withhold State or Federal income tax from payments to Consultant; or obtain Workers’ Compensation insurance on behalf of Consultant.

1.7 Benefits. Consultant is not eligible for, and will not participate in, any Company-sponsored benefits, including, but not limited to, any Company pension, profit sharing, health or other fringe benefit plan, including health, life and all other insurance coverages.

1.8 Insurance. As an independent contractor, Consultant is not entitled to Workers’ Compensation coverage or benefits, and is not entitled to unemployment compensation coverage or benefits. Consultant agrees to indemnify, defend, and hold Company and its affiliates harmless from any claims, losses, damages, liabilities, and obligations of every nature whatsoever arising out of, or pertaining to, any assertion by Consultant or any of its employees that it/he is an employee of Company or any of its affiliates, including without limitation under any Workers’ Compensation or employment law. In the event any agency or other third party challenges or inquires into the propriety of Consultant’s designation as an independent contractor under this Consulting Agreement, Consultant agrees to assist Company in defending against any such challenge or inquiry.

Exhibit 1 to Gold Amendment

1.9 Failure to Perform. Neither party will be responsible or liable in any way for its failure to perform its obligations under this Consulting Agreement if such failure to perform is beyond the reasonable control of the affected party.

1.10 Term and Termination. Either party may terminate this Consulting Agreement at any time, with or without cause, by giving the other party 10 days’ prior written notice of termination. Upon receiving Consultant’s notice of termination, Company may at its option instruct Consultant to cease providing the Services and may terminate this Consulting Agreement prior to the end of such 10-day termination period. Upon receiving Company’s written notice of termination, Consultant shall cease providing the Services unless the Company requests in writing that Consultant continue to provide Services during the 10-day termination period; provided, however, that if the Company terminates this Consulting Agreement other than for Cause (as such term is defined in that certain Severance Agreement by and between the Company and Larry Gold dated as of September 1, 2020, as amended on [ ]), the Company shall pay to the Consultant the aggregate of any then-unpaid amounts payable under Section 3.1 of this Agreement through June 30, 2023 no later than thirty business days following such termination of this Agreement. Consultant’s right to the foregoing termination payments shall be conditioned upon delivery to the Company of a release of all claims in form reasonably satisfactory to the Company.

2.	OWNERSHIP OF INTELLECTUAL PROPERTY

2.1 Intellectual Property Owned by Company. All intellectual property and related material (the “Intellectual Property”) that is developed or produced by Consultant during the term of this Consulting Agreement will be the sole property of Company. The use of this Intellectual Property by Company will not be restricted in any manner. Consultant shall execute such assignment of invention or other documents and agreements as may be reasonably requested by the Company to memorialize and perfect the Company’s ownership of all such Intellectual Property.

2.2 Intellectual Property Owned by Consultant. Company will have no rights in any Intellectual Property developed by Consultant independently on its own or on behalf of, or in conjunction with, its work performed solely with or on behalf of other companies, provided that such Intellectual Property in no way relates to or is derived from the business of the Company or the research, inventions, trade secrets and other Intellectual Property of the Company.

Exhibit 1 to Gold Amendment

3.	PAYMENT AND INVOICING TERMS.

3.1 Payment for Services. Consultant will be paid in monthly installments of $39,583 due and payable on the last day of each month during the Term of this Consulting Agreement.

3.2 Reimbursable Costs. Company shall reimburse Consultant up to and not to exceed $1,000 per month for the reasonable out of pocket costs incurred by him in connection with the Services rendered. In order to be entitled to reimbursement for any costs and expenses above the $1,000 per month limit set forth above, Consultant shall be required to receive approval in writing from an executive officer of the Company prior to Consultant incurring such expenses. Consultant shall provide to Company substantiation of expenses for which reimbursement is sough together with itemized receipts. Company shall reimburse within35 days of submission of satisfactory expense reports.

4.	TIME COMMITMENT.

Consultant agrees to commit up to a maximum of 20 hours per week to Company throughout the Term if requested to do so by the Company. Company and Consultant agree to work with each other in good faith in terms of time committed during a given week and will base their mutual understanding on close communication.

5.	STANDARD OF CARE.

Consultant warrants that the Services shall be performed in a consistent manner with applicable industry standards. No other representation, express or implied, and no warranty or guarantee are included or intended in this Consulting Agreement, or in any report, opinion, deliverable, work product, document or otherwise. Furthermore, no guarantee is made as to the efficacy or value of any Services performed.

6.	INDEMNIFICATION.

6.3 Limitation and Liability. Nothing in this Section 6.3 shall preclude Consultant’s continued coverage as an “additional insured” under any directors’ and officers’ insurance policy to the extent such coverage may be obtained by the Company at no additional cost. Consultant acknowledges that Company has made no promise or representation to Consultant with respect to the availability of such insurance.

6.4 Survival. Paragraphs 1.4, 2, 6, 7, 8, 9, and 10 survive the expiration or termination of this Consulting Agreement for any reason.

Exhibit 1 to Gold Amendment

7.           NON-WAIVER. The failure of either party to require the performance of any term of this Consulting Agreement will not prevent a subsequent enforcement of the term nor be deemed a waiver of any subsequent breach.

8.	CONFIDENTIALITY AND TRADE SECRETS

Consultant recognizes that during the term of this Consulting Agreement, Consultant may develop or be exposed to information which constitutes Trade Secrets (defined below) and/or that is confidential or proprietary to the Company or its customers, employees, vendors or others with whom the Company has a relationship, and/or that constitutes any work performed for any Company Customer (“Confidential Information”). The Company’s Trade Secret information means any information provided by Company, or any physical or chemical material provided by Company that contains or otherwise embodies information, including, without limitation, any formula, pattern, compilation, program, device, method, technique, process, nucleic acid sequence, modified nucleotide, synthesis method, algorithm, computer program, script, code or derivatives thereof, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, another person who can obtain or derive economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Trade Secrets”). Consultant may only use the Confidential Information and Trade Secrets for the benefit of the Company in connection with its performance of the Services, and may not use, disclose or otherwise ever make the Confidential Information and Trade Secrets available to any person without the prior written consent of the Company. Consultant’s confidentiality and trade secret obligations as set forth in this paragraph shall survive the termination or expiration of this Consulting Agreement. Upon completion of the Services, upon demand by the Company or upon termination of this Consulting Agreement for any reason, Consultant will cease the use of and return to the Company all Confidential Information and Trade Secrets provided to Consultant by the Company or any Company client.

Consultant hereby acknowledges that the unauthorized disclosure, use or disposition of Confidential Information or Trade Secrets belonging to the Company or others could cause irreparable harm and significant injury to the non-disclosing party, which may not be quantifiable. Consultant further acknowledges that an action for monetary damages may not provide an adequate remedy for a breach of this Consulting Agreement. Accordingly, the Company or others shall have the right to seek an immediate injunction in the event of any breach of this Consulting Agreement, in addition to any other remedies that may be available at law or in equity.

Exhibit 1 to Gold Amendment

9.	NON-SOLICITATION

9.1 Of Customers. Consultant acknowledges that Company’s business depends to a significant degree upon the possession of information which is not generally known to others, and that the success and profitability of Company requires that this information remain proprietary to Company. To enable Consultant to provide the Services to Company, Company may disclose to Consultant all or part of its Trade Secrets and/or Confidential Information. In order to guard the legitimate interest of Company in this information, it is necessary for Company to protect this information by holding it confidential or as a trade secret, respectively. Due to the access and knowledge Consultant may acquire about Company’s business, research and development plans, technologies, software and customers, and due to the value of Company’s Trade Secrets and the difficulty of replacing them if they are disclosed, taken or misused for any reason, this Consulting Agreement is in part intended to protect Company’s Trade Secrets and any other Confidential Information Consultant acquires while performing the Services, and also to protect Company from unfair solicitation of its customers through unauthorized use or disclosure of its Trade Secrets. Therefore, Consultant agrees that during the Term of this Consulting Agreement and for a period of one (1) year after the termination or expiration of this Consulting Agreement (collectively the “Non-Solicitation Period”), Consultant shall not directly or indirectly solicit any Company Customer with respect to a product that is “in direct competition” (as defined in Section 1.2) with a product Company marketed or developed during the period of time Consultant provided Services to Company. “Company Customer” shall mean any customer: (a) for whom Consultant performed services while engaged by the Company; (b) which Consultant solicited on behalf of Company; or (c) who was a customer of Company during the term of this Consulting Agreement.

9.2 Of Employees. During the Non-Solicitation Period, neither party will, either directly or indirectly, solicit for employment any employee of the other party who was assigned to the performance of the party’s obligations under this Consulting Agreement or spent a substantial amount of their time in direct support of this Consulting Agreement, unless the hiring party obtains the prior written consent of the other party.

9.3 Acknowledgements. The parties agree that the restrictions set forth in this paragraph 9 will not prevent Consultant from earning a living in any industry for which Consultant is qualified. The parties agree that the restrictions set forth in this paragraph 9 are reasonably necessary for the protection of Company and Company’s Trade Secrets, are reasonably limited to the activities those restrictions prohibit, are reasonably limited in duration and geographic scope, and are reasonably limited in terms of their effect on Consultant and the public.

9.4 Remedies. In the event Consultant violates any of the provisions set forth in this paragraph 9, Company may seek an injunction restraining Consultant from continued violation or threatened violation of those provisions, and may pursue any other available legal or equitable remedies.

Exhibit 1 to Gold Amendment

10.	MISCELLANEOUS

10.1 Severability. Should any part of this Consulting Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in full force and effect as if this Consulting Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Consulting Agreement without including any such part, parts, or portions which may, for any reason, be hereafter declared invalid. Any provision shall nevertheless remain in full force and effect in all other circumstances.

10.2 Notices. All notices, requests, demands or other communications required or permitted by the terms of this Consulting Agreement will be given in writing and delivered to the parties of this Consulting Agreement as follows:

If to Consultant:

Larry Gold

[***]

If to Company:

Melody Harris, President

SomaLogic, Inc.

2945 Wilderness Place

Boulder, CO 80301

Any party may, by notice given in accordance with this Paragraph to the other parties, designate another address or person or entity for receipt of notices hereunder.

10.3 Assignment. This Consulting Agreement is not assignable or transferable by Company or Consultant.

10.4 Disputes. Consultant and Company recognize that disputes arising under this Consulting Agreement are best resolved at the working level by the parties directly involved. Both parties are encouraged to be imaginative in designing procedures to resolve disputes at this level. Such efforts shall include the referral of any remaining issues in dispute to higher authority within each participating party’s organization for resolution. Failing resolution of conflicts at the organizational level, Consultant and Company agree that any remaining conflicts arising out of or relating to this Consulting Agreement shall be submitted to non-binding mediation. If the dispute is not resolved through non-binding mediation, then the parties may take other appropriate action subject to the other terms of this Consulting Agreement. Any controversy, dispute or claim arising out of or related to this Consulting Agreement or breach of this Consulting Agreement that is not resolved pursuant to the above provisions shall be settled solely by confidential binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of JAMS in effect at the time the arbitration commences. The award of the arbitrator shall be final and binding. No party shall be entitled to, and the arbitrator is not authorized to, award legal fees, expert witness fees, or related costs of a party. The arbitration shall be held in Colorado or such other place as shall be mutually agreed upon by Consultant and Company.

Exhibit 1 to Gold Amendment

10.5 Company Property. Any property provided by Company to Consultant will at all times belong to Company and Consultant will not claim or permit any interest to be claimed in the property of the Company, except as may be otherwise agreed between Consultant and Company. Consultant will keep Company’s property separated from similar items belonging to Consultant or others, and shall comply with all Company policies related to the possession and use of such property.

10.6 Representations; Counterparts. Each person executing this Consulting Agreement on behalf of a party hereto represents and warrants that such person is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Consulting Agreement and to bind such party with respect to all of its obligations hereunder. This Consulting Agreement may be executed (by original or electronic signature) in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

10.7 Cooperation. Company will cooperate with Consultant in taking actions and executing documents, as appropriate, to achieve the objectives of this Consulting Agreement. Company agrees that Consultant’s performance is dependent on Company’s timely and effective cooperation with Consultant.

10.8 Governing Law and Construction. This Consulting Agreement will be governed by and construed in accordance with the laws of Colorado, without regard to the principles of conflicts of law. The language of this Consulting Agreement shall be deemed to be the result of negotiation among the parties and their respective counsel and shall not be construed strictly for or against any party.

10.9 Entire Consulting Agreement; Survival. Except as specifically set forth herein, this Consulting Agreement states the entire Consulting Agreement between the parties and supersedes all previous contracts, proposals, oral or written, and all other communications between the parties respecting the subject matter hereof, and supersedes any and all prior understandings, representations, warranties, agreements or contracts (whether oral or written) between Company and Consultant respecting the subject matter hereof. Consultant acknowledges that he did not rely on any representation, statement or promise in entering into this Consulting Agreement except as expressly set forth herein. However, this paragraph will not be construed to supersede any agreements previously entered into during Consultant’s employment relationship with Company relating to protection or ownership of Company’s Confidential Information and/or Trade Secrets, or that include restrictive covenants agreed to by Consultant. This Consulting Agreement may only be amended by an agreement in writing executed by the parties hereto.

Exhibit 1 to Gold Amendment

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement, intending to be legally bound, as of the day and year written below.

Date: ___________________, 202_

SomaLogic, Inc.

By:
Melody Harris
Title:	President

By:
Larry Gold

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Separation Agreement”) is entered into between Larry Gold (“Gold”) and SomaLogic, Inc. (the “Company”), collectively referred to as the “Parties.”

Gold’s employment and/or consulting relationship with the Company terminated effective _______, 202_ (the “Termination Date”). By this Separation Agreement, Gold and the Company desire to resolve any claims or disputes Gold may have that exist at the time this Separation Agreement is executed by the Parties. Gold acknowledges and agrees that he is not authorized to execute this Separation Agreement until after the Termination Date, and that if Gold does execute this Separation Agreement prior to the Termination Date, this Separation Agreement will be deemed null and void.

In consideration of all mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Gold and the Company agree:

1. The Company will pay Gold the sum of $_________ (the “Separation Amount”)2, less any and all required and/or authorized deductions and withholdings. The Company will pay the Separation Amount within fifteen (15) business days following the expiration of the revocation period set forth in Paragraph 14(i), below, provided that Gold has returned an executed copy of this Separation Agreement and has not exercised his revocation rights.

Gold acknowledges that the Company has made no representation about the tax consequences of the Separation Amount or any other consideration provided by the Company to Gold pursuant to this Separation Agreement. Gold agrees to indemnify and hold the Company harmless for any and all claims, taxes, or penalties asserted against the Company relating to the Separation Amount or other consideration provided by the Company pursuant to this Separation Agreement.

2. Gold acknowledges that Gold has received all wages, compensation, or other amounts owed to Gold, that the consideration referenced in Paragraph 1, above, is in addition to any wages or other compensation owed to Gold, and that, separate from the terms of this Separation Agreement, Gold is not otherwise entitled to the consideration referenced in Paragraph 1.

[2]	TO THE EXTENT APPLICABLE, MEANING IF GOLD IS TERMINATED AS AN EMPLOYEE OR CONSULTANT WITHOUT CAUSE PRIOR TO JUNE 30 2023, THIS AMOUNT WOULD BE EQUAL TO ANY BASE SALARY OR CONSULTING FEE FROM THE DATE OF TERMINATION TO JUNE 30, 2023

3. In consideration of the Company’s agreement to pay the Separation Amount set forth in Paragraph 1, Gold hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, and any other related persons or entities (the “Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Gold may possess against any of the Releasees arising from any omissions, acts, or facts that have occurred up until and including the date on which Gold signs this Separation Agreement including, without limitation:

(a)	any and all claims arising out of or relating to Gold’s employment with or separation from the Company;

(b)	any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(c)	any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the Company, vacation pay, personal time off, sick pay, fringe benefits, 401(k) match, expense reimbursements, or any other form of payment;

(d)	any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment, as amended, including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Lilly Ledbetter Fair Pay Act; the Colorado Anti-Discrimination Act; the Colorado Labor Peace Act; the Colorado Wage Act; the Colorado Minimum Wage Act and the current Minimum Wage Order;

(e)	any and all claims arising out of any other federal, state, or local statute, law, rule, regulation, or ordinance; and

(f)	any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees, and costs.

Gold agrees that the release set forth in this Paragraph 3 shall be and remains in effect in all respects as a complete general release. Gold agrees that in the event Gold brings a claim covered by the foregoing release in which Gold seeks damages or other remedies against the Releasees, this Separation Agreement shall serve as a complete defense to such claims. Gold agrees that in the event any government agency pursues any such claim in Gold’s name or on Gold’s behalf, this Separation Agreement shall serve as a bar to any recovery by or relief to Gold.

Gold agrees that any breach of this Paragraph 3 shall constitute a material breach of this Separation Agreement.

This general release does not extend to the obligations of the Company created by this Separation Agreement, and shall not apply to any claim for unemployment compensation Gold may file with a governmental agency or any claim that cannot be released as a matter of law.

4. Gold affirms that Gold has not filed nor caused to be filed, nor is presently a party to, any claim against the Company.

Gold also affirms that Gold has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Gold may be entitled. Gold affirms that Gold has been granted any leave to which Gold was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Gold acknowledges that he is subject to certain post-employment obligations and restrictions and Gold agrees to comply with those post-employment obligations and restrictions.

Gold further affirms that Gold has no known workplace injuries or occupational diseases.

Gold also affirms that Gold has not divulged any proprietary, trade secret or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Gold’s agreement(s) with the Company and/or relevant statutory or common law. Gold understands and acknowledges that notwithstanding the provisions above, Gold will not be held criminally or civilly liable for any disclosure of any of Company’s proprietary or confidential information that Gold makes:

(a)	In confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law;

(b)	In a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or

(c)	To Gold’s attorney or in a sealed court filing in a lawsuit alleging retaliation for reporting a suspected violation of law.

Gold affirms that Gold has returned all of the Company’s property documents and information, trade secret information and/or any confidential information in Gold’s possession or control. Gold also affirms that Gold is in possession of all of Gold’s property that Gold had at the Company’s premises and that the Company is not in possession of any of Gold’s property.

5. Gold expressly agrees that Gold will keep the terms of this Separation Agreement STRICTLY CONFIDENTIAL. Gold further agrees that Gold will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose, the terms of this Separation Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Separation Agreement, or pursuant to lawful subpoena or to an order of a court of competent jurisdiction, except that Gold may disclose the terms of this Separation Agreement to Gold’s spouse, attorney and tax or financial advisor. If disclosure is made to any of the persons listed in this Paragraph 5, Gold agrees to inform such persons of the confidentiality requirements of this Separation Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential. It is expressly agreed that the provisions of this paragraph are essential provisions of, and partial consideration for, this Separation Agreement between the Parties.

Gold acknowledges and agrees that any breach of this Paragraph 5 by Gold or by any of the persons listed above is a material breach of this Separation Agreement for which Gold is responsible.

6. Gold will not apply for any position with the Company and will not be eligible for rehire by the Company. In the event Gold applies for a position at the Company, the Parties agree the Company has no obligation to consider Gold for employment.

7. The Company will follow its general policy of providing to prospective employers only Gold’s dates of employment and positions held, provided any requests for information are made through and responded to by the Company’s Human Resources Department.

8. Gold warrants that Gold has not assigned any claims or rights released in this Separation Agreement.

9. Gold agrees and warrants that Gold will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services. Gold further agrees and warrants that Gold will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Releasees via the Internet or any news media. The Company agrees that it will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Gold. The Company further agrees and warrants that the Company will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Gold via the Internet or any news media.

10. Gold understands that nothing in this Separation Agreement prohibits Gold from filing a charge or participating in an investigation conducted by a federal, state, or local governmental agency. However, Gold agrees that this Separation Agreement shall serve as a bar to any recovery by or relief to Gold.

11. By entering into this Separation Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Gold in any way.

12. ;The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Separation Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that this Separation Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of this Separation Agreement, and that, in the event of a dispute, this Separation Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Separation Agreement.

13. This Separation Agreement shall be effective, binding on the Parties, and in full force and effect immediately following the execution of this Separation Agreement by both Parties, except for Gold’s release of ADEA claims (if any), which shall be binding and effective as of the expiration of the revocation period addressed below.

14. Gold acknowledges:

(a) That by executing this Separation Agreement, Gold waives all rights or claims, if any, that Gold may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);

(b) That this Separation Agreement has been written in a manner calculated to be understood by Gold, and is in fact understood by Gold;

(c) That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Gold may have against the Company arising under the ADEA;

(d) That Gold is not waiving rights and claims that Gold may have under the ADEA against the Company that may arise after the date on which this Separation Agreement is executed;

(e) That Gold is waiving rights and claims that Gold may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Gold is already entitled;

(f) That Gold is advised and has had the opportunity to consult with an attorney of Gold’s choice prior to executing this Separation Agreement;

(g) That Gold has been given a period of at least 21 days from the date on which Gold receives this Separation Agreement, not counting the day upon which Gold receives this Separation Agreement, within which to consider whether to sign this Separation Agreement;

(h) That Gold is not permitted to execute this Separation Agreement prior to the Termination Date;

(i) That Gold has been given a period of 7 days following Gold’s execution of this Separation Agreement to revoke Gold’s waiver of all claims, if any, under the ADEA, and Gold’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Gold revoking Gold’s waiver of all claims under the ADEA;

(j) That to revoke Gold’s waiver of all claims under the ADEA, Gold understands that Gold must deliver a written, signed statement that Gold revokes Gold’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period. The revocation must be postmarked within the period stated above and properly addressed to the Company at the following address:

Melody Harris, President

SomaLogic, Inc.

2945 Wilderness Place

Boulder, CO 80301

15. This Separation Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained electronically shall constitute effective execution of this Separation Agreement.

16. Gold and the Company agree that all the terms of this Separation Agreement are contained in this document and all other agreements between Gold and the Company containing confidentiality provisions and restrictive covenants, that no statements or inducements have been made contrary to or in addition to the statements herein, that the terms hereof are binding on and enforceable for the benefit of Gold’s successors and assigns, that this Separation Agreement shall be governed by Colorado law, and that the provisions of this Separation Agreement are severable, so that if any paragraph of this Separation Agreement is determined to be unenforceable, the other paragraphs shall remain valid and fully enforceable.

Accepted and agreed as of this _____ day of ____________ 202_.

LARRY GOLD

SOMALOGIC, INC.

By:
Melody Harris
Its:	President